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August 10, 1999                                                    EXHIBIT 10.58


Ms. Denise Battles
2901 Boston Street, unit 318
Baltimore, Maryland 21224

Dear Denise:

       Congratulations on your promotion to Vice President, Corporate
Quality for Guilford Pharmaceuticals Inc. (the "Company"). As a vice president of the Company in the event your employment is terminated by the Company other than for cause, you will be entitled to severance in the form of a continuation of your then-current base salary, as follows:

       1. Six months salary if the termination occurs in the first twelve months following your promotion; and

       2.     Twelve months salary if the termination occurs thereafter.

       Such payments (except those resulting from a change in control, see below) would cease upon your commencement of paid employment or consultancy during the severance period. During the severance period, the Company would also reimburse you for the cost of continuation of any health, life and disability insurance coverage available at the time of the termination of employment, provided that the Company reserves the right to provide substantially equivalent alternative life and disability coverage to the extent reasonably available upon conversion from full-time employment. Such continuing coverage is conditioned upon your reasonable cooperation in complying with any necessary application procedures. Remaining benefits of employment, including your eligibility for any bonus program and the vesting of unvested options would cease at termination and not continue to accrue during the severance period.

       The Company offers certain terms in the event of a change in control of the Company, including acceleration of vesting of unvested stock options, indemnity for certain excise tax obligations and increased and modified severance arrangements, all of which are set forth and governed pursuant to separate standard agreements generally available to vice presidents of the Company.

       To acknowledge your acknowledgement and agreement to the foregoing as of the date of this letter agreement, pleas sign both copies of this letter below and return one fully executed copy to the Legal Department. You should retain the other copy for your records.


                                   Sincerely,


                                   Craig R. Smith, M.D.
                                   President & Chief Executive Officer


ACKNOWLEDGED AND AGREED
as of August 10, 1999


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Denise Battles